Exhibit 18.1

LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REGARDING CHANGE IN ACCOUNTING PRINCIPLE

May 12, 2008

DXP Enterprises, Inc.
7272 Pinemont Drive
Houston, Texas 77040

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2008, of the facts relating to the Company’s change in accounting for inventory from the last-in, first-out (LIFO) to the first-in, first-out (FIFO) method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of DXP Enterprises, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2007. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of DXP Enterprises, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2007.

Yours truly,

/s/ Hein & Associates LLP.